Exhibit 10.8

Commercial Lease Agreement

CONDITIONAL COMMERCIAL LEASE AGREEMENT

(individual partial lease)

LESSOR:	PFA Ejendomme A/S
Sundkrogsgade 4
DK-2100 Copenhagen Ø

LESSEE	Unity Technologies ApS
Vendersgade 28, 1st floor
DK-1363 Copenhagen K

PREMISES:	For the time being Løvstræde 3, DK-1150 Copenhagen K
Part of the ground floor, 1st, 2nd and 3rd floors

LEASE NO.:	1-75531-4-2

-i-

Commercial Lease Agreement

APPENDICES:

Appendix A1:	Drawing showing the premises’ location, including the areas of Stages 1 and 2.
Appendix A2:	Drawing showing the roof terraces on the 2nd and 4th floors.
Appendix A3:	Drawing showing the premises’ design and fitting up.
Appendix B1:	Project description.
Appendix B2:	Decision timetable.
Appendix B3:	Architectural drawing of the location and design of the interior staircase.
Appendix B4:	Plan drawing showing the areas subject to limitation as to use due to limited daylight.
Appendix C1:	Specification and estimated amount of the expected fuel expenses and any other expenses included in the consumptions accounts.
Appendix C2:	Specification and estimated amount of the expected ventilation expenses and any other expenses included in the accounts concerning ventilation system.
Appendix C2B:	Specification and estimated amount of the expected expenses for climate system and any other expenses included in the accounts concerning climate system.
Appendix C3:	Specification and estimated amount of the expected expenses for water and any other expenses included in the water accounts.
Appendix C4:	Specification and estimated amount of the expected operating expenses etc. Lessee must pay in addition to the rent.
Appendix C5:	Specification and estimated amount of the expected expenses for taxes and charges Lessee must pay in addition to the rent.
Appendix D:	Energy label.
Appendix E:	The Heritage Agency of Denmark’s pamphlet “When the property is preserved” from 2004.
Appendix F:	Anti-corruption clause
Appendix G:	Check list for business tenants of the Ministry of Housing and Urban Affairs.

Commercial Lease Agreement

1.0	Parties

PFA Ejendomme A/S

CVR no. 20 65 32 80

Sundkrogsgade 4

DK-2100 Copenhagen Ø

(in the following referred to as “Lessor”)

and

Unity Technologies ApS

CVR no. 30 71 99 13

Vendersgade 28, 1st floor

DK-1363 Copenhagen K

(in the following referred to as “Lessee”)

have today entered into this Commercial Lease Agreement.

2.0	Premises

2.1

The premises are part of title no. 55, Frimands Kvarter, Copenhagen, the site and buildings of which are hereinafter referred to as the “property”. The property’s total gross floor areas is approx. 15,600 m2.

2.2

The premises’ postal address is for the time being Løvstræde 3, 1 - 3 floor, DK-1150 Copenhagen K and includes the areas marked in Appendix A1, including common and access areas. The areas are hereinafter referred to as the “premises”.

1. Ground floor: Entrance area etc.	approx.	75 m2
2. Ground floor: Share of common entrance area	approx.	66 m2
3. 1st floor: Offices, including share of access, common and technician’s areas	approx.	1,312 m2
4. 2nd floor: Offices, including share of access, common and technician’s areas	approx.	1,002 m2
5. 3rd floor: Offices, including share of access, common or technician’s areas	approx.	1,330 m2
(The areas on the 3rd floor are located in “Pakhuset” and “Telegrafen”.
6. Basement, archive, etc.	approx.	200 m2
7. Share of secondary common areas, basement, etc.	approx.	375 m2
Total gross floor areas	approx.	4,360 m2

8. Outdoor terrace at the 2nd floor	approx.	200 m2

2.3

The parties have agreed that they intend, but are not obligated, to discuss whether to include additional areas in the premises, which may become available if requested by Lessee and if practically possible.

PARKING PLACES

The premises include ten parking places available to Lessee as at the takeover of Stage 1, see clause 4.1. Notwithstanding the fact that Lessee wishes to dispose of ten parking places, Lessor may reduce this number to seven against a similar reduction of the rent. However, it is important for Lessee and a known condition for the conclusion of this Lease Agreement that Lessee may dispose of seven parking places as a minimum. The parking places will be placed on ground level, but Lessor reserves the right to assign parking places in the basement. Assignment of parking places will take place no later than 31 March 2017. Subsequently, Lessor will be entitled to assign alternative parking places at the property.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

Lessee accepts that Lessor may agree on the administration of the parking places on ground level or in the basement with a third party, e.g. EuroPark or the like.

2.4

Lessee has an exclusive right of use to the outdoor terrace on the 2nd floor, see clause 2.2, no. 8, and the terrace is marked in Appendix A2. In addition, the parties intend, but are not legally obligated, to discuss an inclusion of the outdoor terrace on the 4th floor (approx. 300 m2) if requested by Lessee, if practically possible and if the necessary permissions can be obtained.

2.5

The offices on the 1st, 2nd and 3rd floors, see clause 2.2, nos. 3-5, have been measured by a land surveyor . Notwithstanding that these offices may be measured again after the signing of this Lease Agreement, and this measurement should prove a deviation from the areas stated in clause 2.2, nos. 3-5, the payments, including the rent, will not be adjusted according to this Lease Agreement.

2.6

The property has not yet been measured by a land surveyor as a multi-user property, and Lessor has not yet made its own land surveyor measurement of the property as a whole. Measurements will be made of (i) the premises’ basement, archive. etc., see clause 2.2, no. 6, (ii) the premises’ share of the secondary common areas, basement, etc., see clause 2.2, no. 7, and (iii) the property’s total gross floor area based on Executive Order no. 311 of 27 June 1983 concerning calculation of areas of residential and commercial leases. The payments, including the rent, will be adjusted based on these measurements concerning the areas of (i) and (ii). All areas are included in the above measurements, including secondary rooms, technician’s rooms, other basement areas, technician’s shafts, floor areas removed in connection with the establishment of an open/partially open staircase in a leased area between the floors etc. However, open covered areas in connection with the courtyard at the ground floor are not included as part of the property’s floor area, see section 1(b) of the Executive Order. Payments made until the measurement of the premises will be adjusted accordingly.

The measurement will take place when found appropriate by Lessor. As the premises will be taken over successively, see clause 4.1, and as a number of rebuilding and redecoration works are to be made in the premises, see clause 2.9, it has been agreed for the time being that the measurements will be made as soon as the premises included by Stage 2 have been taken over, however, no later than on 31 December 2016. The parties have also agreed that irrespective of the new measurement, Lessee will never be obligated to accept a deviation of the measured areas of more than +10%.

2.7

If the property’s buildings are changed in connection with rebuilding, reductions or expansions, or if the common area is expanded or reduced due to changes in the composition of the premises, Lessor reserves the right to change this Lease Agreement’s share of the common areas.

2.8	The premises’ design and fitting up appears from Appendix A3.

REDECORATION AND REBUILDING

2.9	The premises will be taken over successively in two stages as described under clause 4.1 as it has been agreed that redecoration and rebuilding works are to be made prior to occupation.

2.10	Prior to Lessee’s occupation, Lessor will arrange for redecoration and partial rebuilding of the premises in accordance with the project description attached as Appendix B1.

2.11	A decision timetable is attached as Appendix B2, including deadlines concerning Lessee’s decision on various matters.

2.12

Lessor reserves the right to make minor changes in the projects, including cosmetic changes and changes due to decisions or orders from public authorities, supply utilities etc. Lessor shall to a reasonable extent consult with Lessee before initiating the works due to decisions or orders from public authorities.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

2.13

Lessee shall notify Lessor immediately if defects are observed in relation to the redecoration and rebuilding works arranged by Lessor prior to Lessee’s occupation with the result that Lessor does not lose the possibility of claiming remedial action by the responsible contractor(s). However, Lessee is not obligated to follow the works on a current basis.

2.14

Together with the contractor(s), Lessee is entitled and obligated to participate free of charge in one-year and five-year inspections of the redecoration and rebuilding works, which works have been arranged by Lessor prior to Lessee’s occupation.

2.15

Lessee shall without compensation give the contractor(s) and Lessor access to the premises for the purpose of remedial action in respect of defects, if any. Such remedial action must be carried out with as much consideration as possible for Lessee, however, with the result that the works may be carried out within usual working hours.

2.16	When deciding whether a redecoration or rebuilding work is defective, the concept of section 30 of the ABT 93 applies.

In relation to the premises, the defect concept of the rent legislation applies.

2.17

Lessee is aware that the property is under development, and that redecoration and rebuilding works will be performed on the property prior to and after Lessee’s occupation. Lessor shall give consideration to Lessee with the effect that Lessee is affected by the works as little as possible. Lessee shall give Lessor access to the premises when ever necessary due to redecoration and rebuilding works and with as much consideration as possible for Lessee. In periods, there will be noise-intensive work in relation to the establishment of a new interior staircase between the areas in Stages 1 and 2, see clause 2.22.

2.18	Lessee is aware that the property’s façade will be changed as part of the development of the property.

2.19

Lessee has - together with the other users of the property - right of use to areas in addition to the premises (access, common and technician’s areas (the “common areas”) to the extent shown in the drawing attached as Appendix A1. During the rebuilding, access to the common areas may be limited, and Lessee is also aware that the final extent of the common areas and the placing will not be finally determined until the rebuilding has been concluded wholly or partly. The common areas will then be measured, see clause 2.6, and adjusted with the result that the common areas reflect the actual circumstances at the property.

2.20	During the rebuilding, the access to and possibility of using the courtyard may be limited and/or made difficult, and also the ways of access may be changed temporarily.

2.21

As part of the property’s development and the fact that the premises are to be taken over newly redecorated, partially rebuilt and successively, the parties have entered into the below agreements, see clauses 2.22 -2.23, as reference is also made to the project descriptions as a whole. The rent will not be reduced due to these or other circumstances unless specifically emphasised.

2.22

Architect drawing is attached as Appendix B3 showing the location and design of the new interior staircase between Lessee’s office areas on the 1st, 2nd and 3rd floors. Lessor notes that both the location and the design of the staircase are to be approved by the authorities. Lessee accepts changes based on regulatory requirements, but Lessor must notify Lessee in advance. The staircase will be delivered as part of Stage 1 for Lessor’s account and risk.

2.23	During the rebuilding, Lessor will be entitled to temporarily relocate Lessee’s fixed parking places.

2.24

Lessee is aware that the district heating system will be converted from steam into water which may result in periodical disturbances in the heat supply. Lessor will take as much consideration as possible, and, if possible, limit the conversions without any significant inconveniences so that these are not performed during the winter term.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

3.0	Use

3.1	Lessee may only use the premises for office purposes and for other purposes in natural connection with Lessee’s operation and administration of its business at the time of the effective date.

3.2	The premises contain canteen and kitchen facilities that must be used for usual canteen and kitchen purposes for Lessee’s staff and guests, including meals and production and arrangement of foods.

3.3	Further, the premises may not be used for any business that is not subject to VAT without the prior written consent of Lessor.

3.4	Lessor is entitled to lease other premises at the property to lessees within or related to the same industry.

Lessor is responsible for ensuring that at the effective date, the Premises may lawfully be used for the business mentioned in clauses 3.1 and 3.2, and that this use is not contrary to public planning, any registered easements or public permissions.

The extent of Lessor’s supply of heat, ventilation, light and sound is described in the project description, see Appendix B1.

If changes in Lessee’s use of the premises result in requirements from public authorities, including environmental, building and veterinary authorities, Lessee carries the risk that Lessee’s use of the premises is subsequently in accordance with legislation and requirements from public authorities.

3.5

If changes in Lessee’s use of the premises result in a need to change installations or special fitting up, including as a consequence of the changed or rigorous government requirements, after the effective date, the changes are to be paid by Lessee.

3.6	Lessee shall for its own account obtain any necessary permissions from public authorities and/or concessionary companies as a consequence of Lessee’s special situation.

3.7

If Lessee’s use of the premises results in increased expenses concerning the property or the premises, including increased insurance premiums or refuse collection duties, such expenses are to be paid by Lessee.

3.8

Lessee’s use of the premises must not by way of smells, noise, vibrations or otherwise cause any inconvenience to the property, other lessees at the property, neighbours or others. Irrespective of objections from the property’s other lessees or the neighbours, Lessee’s usual use of the premises may not constitute a breach of this Lease Agreement if the use is carried out in accordance with general principles and what is considered to be tolerable to the usual extent or in accordance with applicable rules.

3.9

Exterior storage and storage at the property’s interior common areas of goods, pallets, refuse, etc. may not take place out of consideration for the property’s security and operation, unless in accordance with special agreement with Lessor. Exterior storage etc. contrary to the above entitles Lessor to remove the storage for Lessee’s account. Lessor is not liable for any damage to the removed storage. Notwithstanding the above right for Lessor to remove wrongfully placed objects, Lessor will in every respect retain the right to rely on the usual remedies for breach in case of violation of the above provisions.

3.10

The parties agree that the lease is not business-protected as Lessee does not carry on a business from the premises the continued location of which at the premises is of essential importance and value to the business.

3.11	The premises may not be used for the operation of a particularly contaminating business.

3.12	If Lessee disposes of a storage room in the basement, which is also registered as a shelter, Lessee shall clear the storage room within the time frame applicable from time to time.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

3.13

Lessee has been made aware that the area on the 3rd floor marked on the plan drawing at tached as Appendix B4 is limited to maximum 50 persons according to the building permit. The area is subject to limited daylight, which may limit the use of the area for permanent stay.

4.0	Effective date and termination

4.1

The premises will be taken over newly redecorated in two stages, see clause 5.0. The areas covered by Stage 1 will be taken over on 1 July 2016 at 12:00. The areas covered by Stage 2 will be taken over on 1 September 2016 at 12:00.

The areas covered by the two stages are listed below.

STAGE 1

Stage 1 consists of:

Ground floor: Entrance area	approx.	75 m2
Ground floor: Share of common entrance area	approx.	66 m2
1st floor: Offices, including share of access, common and technician’s areas	approx.	1,312 m2
2nd floor: Offices, including share of access, common and technician’s areas	approx.	1,002 m2
3rd floor: Offices, including share of access, common and technician’s areas	approx.	730 m2
Basement, archive, etc.	approx.	200 m2

Share of secondary common areas, basement, etc.	approx.	300 m2
Outdoor terrace at the 2nd floor	approx.	200 m2
Parking places	10 units

STAGE 2

Stage 2 consists of:

3rd floor: Offices, including share of access, common and technician’s areas (situated at Telegrafen)	approx.	600 m2
Share of secondary common areas, basement, etc.	approx.	75 m2

4.2

The area covering basement, archive, etc. of approx. 200 m2 taken over in Stage 1 will be assigned as a temporary location in Stage 1 and will not be finally located until Stage 2. The final location of the area, which may be distributed on one or more rooms, will take place according to Lessor’s directions as soon as Lessor’s final fitting up of the basement, including location of escape routes, entrances, technician’s rooms, etc. is final, however, no later than at the time of Lessee’s occupation of Stage 2. The location must be appropriate to Lessee, and prior to the final location Lessor must therefore contact Lessee for the purpose of discussing the proposed location. If Lessee cannot accept the proposed location and the parties cannot agree on another location, Lessee may refrain in the future from leasing these areas of approx. 200 m2.

4.3

Lessor is entitled to postpone the effective dates of Stages 1 and 2 by three months. However, Lessor’s right to postpone the effective dates is conditional on Lessor’s written notice to Lessee of any delays concerning Stage 1 at three months’ notice and concerning Stage 2 no later than 60 days in advance. This will not entitle Lessee to make claims against Lessor. If lessor postpones the effective date of Stage 1 and/or Stage 2, Lessee shall pay rent for this part of the lease under this Lease Agreement from the actual effective date of that part of the lease. It is specified that a postponement of Stage 1 does not justify a similar postponement of Stage 2, and that notification of a delay must therefore take place separately in relation to Stages 1 and 2. Failure to notify a delay of Stages 1 and 2 will also result in Lessor being ordered to pay a daily penalty, see clause 4.4.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

4.4

If the effective date is postponed without this being notified, see clause 4.3, and if a postponement of the effective date after Stages 1 and 2, see clause 4.1, exceeds three months, Lessor shall pay a daily penalty of DKK 5,000 per calendar day or fraction of a day the effecttive date is postponed. Postponements exceeding five months will double the daily penalty to DKK 10,000 per calendar day or fraction of a day. Lessor’s payment of a daily penalty concerning Stage 1 does not exempt Lessor from paying the daily penalty concerning Stage 2 and vice versa.

4.5

If the effective date of Stage 1 is postponed without this being notified, see clause 4.3, Lessee will in addition to the daily penalty, see clause 4.4, be entitled to a proportionate share from Lessor distributed according to m2 of any penalty paid from contractors to Lessor in connection with the delay. If Lessor has notified in time a postponement of the effective date at a later date than 1 July 2016, the above also applies to the period exceeding the first three months of the delay compared to the new effective date.

4.6

Irrespective of the daily penalties agreed above under clauses 4.4 and 4.5 and the agreement under clause 4.7 below, the parties agree that if the effective dates of Stages 1 and 2 are postponed for more than ten months compared to the effective dates agreed in clause 4.1, Lessor will be entitled to terminate this Lease Agreement without notice claiming breach.

4.7

Significant non-completion of the fitting up of the premises according to the project descripttions, see clause 5.1, will result in postponement of the effective dates, except for insignificant defects. Non-completion postponing the effective dates does not constitute a ground for termination for Lessee, but Lessee will be entitled to proportionate compensation according to clause 4.4.

4.8

If the agreed fitting up of the premises is changed in the planning stage due to Lessee’s wishes and this results in a delay, Lessor will be entitled to postpone the effective date without Lessee being able to make claims in this respect. Lessor must notify Lessee in this respect no later than at the same time as agreements are made concerning changes.

4.9	Lessor may terminate the Lease Agreement at 12 months written notice to expiry at the end of a month, however, not earlier than 30 September 2021.

4.10	Lessee may terminate the Lease Agreement at 12 months written notice to expiry at the end of a month, however, not earlier than 30 September 2026.

4.11	If the effective date of Stage 1 is postponed, the non-termination period of clauses 8 and 9 will be postponed accordingly.

4.12

Any agreed non-terminability will not prevent termination as a consequence of Lessee’s breach and, in this case, termination may, irrespective of the agreed notice, take place at the notice prescribed by current rent legislation.

4.13	In case of Lessor’s termination, Lessee will be entitled to compensation under section 66 of the Business Leases Act, however, see below.

Compensation will only be paid in relation to Lessee’s documented removal expenses and the reduction of the value of Lessee’s furniture and equipment, etc. as a consequence of the move, and compensation cannot exceed an amount equivalent to three months’ rent calculated based on the current rent at the date of termination.

5.0	Takeover (occupation)

5.1

The premises are taken over newly redecorated and partially rebuilt according to clause 2.10 and consequently, the premises are to be surrendered newly redecorated upon Lessee’s vacation, see clause 21.3. A takingover meeting will be held in connection with each stage no later than at the takeover of the areas of the stage. Lessor will convene takingover meetings at no less than five days’ notice.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

At the takingover meetings of the two stages, Lessor and Lessee will take readings of the supply metres and make a joint inspection of the premises to establish any errors or defects. In this connection, Lessor will prepare a list of defects to be forwarded to Lessee for approval. Unless otherwise stated in the list of defects, it is presumed that the premises are taken over newly decorated and in accordance with the project descriptions and as inspected and approved by Lessee without any defects.

At the effective date, Lessor will hand over to Lessee an operating and maintenance manual (DV) which Lessee shall observe.

5.2	As soon as Lessor has received Lessee’s acceptance of the list of defects, Lessor shall within reasonable time remedy the errors and defects in accordance with the rules of the AB92 and the ABT 93.

5.3	If Lessee subsequently has any objections against Lessor’s remedial action of errors and defects, Lessee shall notify Lessor immediately.

5.4

Visible defects in addition to the defects established in connection with the inspection must be complained about by Lessee within one month after the effective date. However, the taking over of the premises will still take place as at the effective date.

5.5

Any minor defects at the premises which do not prevent Lessee’s fitting up and preparation of the premises will not postpone the effective date and will not entitle Lessee to any reduction of the rent.

5.6

However, if the premises have material and/nor minor material defects at the effective date, which are in aggregate to be considered material, Lessee will be entitled to a postponement of the effective date, including daily penalties etc., see also clause 4 above.

6.0	Rent and payment

6.1	As at 1 January 2015, the annual rent excluding VAT amounts to:

Stage 1:

Ground floor: 75 m2 of DKK 1,500.00	DKK	112,500
1st floor: 1,335 m2 of DKK 1,500.00	DKK	2,002,500
2nd floor: 1,020 m2 of DKK 1,500.00	DKK	1,530,000
3rd floor: 755 m2 of DKK 1,500.00	DKK	1,132,500
Basement, archive, etc.: 200 m2 of DKK 750.00	DKK	150,000
Share of secondary common areas, basement, etc.: 300 m2 of DKK 750.00	DKK	225,000
Parking places: 10 units of DKK 36,000	DKK	360,000
Roof terrace at the 2nd floor: 200 m2 of DKK 500	DKK	100,000

Stage 2:

3rd floor: 600 m2 of DKK 1,500 (situated a Telegraften)	DKK	900,000
Secondary common areas, basement, etc.: 75 m2 of DKK 750.00	DKK	56,250
IN TOTAL	DKK	6,568,750

6.2

The rent will be payable quarterly in advance on the first day of each month. The annual rent of Stage 1 amounts to DKK 5,612,500 excluding VAT, and the quarterly rent of Stage 1 then amounts to DKK 1,403,125 excluding VAT. The annual rent of Stage 2 amounts to DKK 956,250 excluding VAT, and the quarterly rent of Stage 2 then amounts to DKK 239,062.50 excluding VAT. Upon the takeover of Stage 1, rent will be paid from the effective date until the end of the quarter in question, and from the effective date until the end of the quarter in question in connection with the takeover of the areas covered by Stage 2.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

7.0	Taxes and charges etc.

7.1

In addition to the rent, Lessee shall pay a part of the taxes and charges to the public authorities, including service charges and other similar charges as stated in sections 10 and 11 of the Business Leases Act, and other taxes and charges of any kind relating to the property.

The expenses are allocated according to Lessor’s directions based on usual allocation principles, including area. Currently, the expenses are allocated based on weighted area:

Area	Area		Weighting in %	Weighted area	Lessee’s area		Lessee’s weighted share
Ground floor	Approx. 2,800 m	[2]	100.00%	2,800	141 m	[2]	141.0
1st to 6th floor	Approx. 9,000 m	[2]	25.00%	2,250	3,644 m	[2]	911.0
Basement	Approx. 3,800 m	[2]	12.50%	475	575 m	[2]	71.9

Total	Approx. 15,600 m	[2]		5,525	4,360 m	[2]	1,123.9

Lessor is entitled at any time to change the allocation principle if reasonably justified by alterations at the property or the way in which taxes and charges are charged.

Currently, Lessee’s share amounts to 1,123.9/5,525.

The allocation numbers will be adjusted on a current basis with the effect that they reflect the actual circumstances at the property.

7.2

Appendix C5 is attached to this Lease Agreement under section 5(2) of the Business Leases Act to specify and estimate the size of the types of expenses and the assumption upon which the estimated amounts are based. The expenses are fixed based on Lessor’s best estimate, but Lessee has been made especially aware of the fact that the fixed amounts are subject to uncertainty, including due to Lessor’s recent acquisition of the property and the fact that the property will be renovated and used for another purpose than previously. All increases of any kind and any new, unknown taxes and charges relating to the property’s and/or the premises’ operation will be imposed on Lessee. Lessor is entitled to increase the amount on account based on already existing and expected increases of the expenses stated. It is noted that the amounts stated in the budget for taxes and charges are estimates, and that the amounts will i.a. depend on the price development and the property’s use.

7.3

The applicable property taxes and charges are calculated based on the property’s present value and its previous use. The applicable land and property value is below the level that Lessor has acquired the property for, and there is thus a risk that the property valuation will increase in connection with the next valuation. This may result in increased taxes and charges to be paid by Lessee in addition to the rent, and Lessee has been made especially aware of and has accepted this.

7.4	Lessee has been made especially aware of and has accepted that the changed use of the property may result in additional service charges.

7.5

Lessee has been made especially aware of and has accepted that the property is partly exempted from payment of property taxes and that a declaration of preservation will be cancelled as part of the property is no longer subject to preservation which means that the exemption from payment of property taxes will be limited.

7.6	The annual amount on account for expenses according to the accounts (budget) for taxes and charges amounts to DKK 315,295.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

The amount on account is payable each quarter in advance together with the rent DKK 78,823.75. The first time, a proportionate amount on account will be paid ultil the beginning of the next quarter of the calendar year.

7.7	If the expenses turn out to be significantly higher or lower, the amount on account may be adjusted at four weeks’ notice.

7.8

Waste charges collected directly from the businesses according to Act no. 513 of 12 June 2009 on the amendment of the Act on environmental protection and other legislation will be paid by Lessee to the public collection authority.

8.0	Adjustment of rent

8.1

Irrespective of any non-terminability, the rent applicable from time to time, see clause 6.0, will be adjusted without notice once a year on 1 January by the rent applicable on 31 December the year before in accordance with the percentage increase of the index of net retail prices (year 2000 = 100), cf. Consolidation Act no. 76 of 3 February 1999 on the calculation of a net consumer-price index as amended. The rent applicable from time to time will be adjusted by the percentage increase of the index of net retail prices from September one year to September the next, however, minimum 2 % p.a. and maximum 4 % p.a. The first adjustment will take place on 1 January 2017 and so on. The adjustment will take place automatically, i.e. without Lessor having to give notice to Lessee.

8.2	The first adjustment will be made on 1 January 2017 based on the increase of the index of net retail prices from September 2015 until September 2016.

The adjusted annual rent as at 1 January 2017 will be calculated in accordance with the following principle:

New annual rent as at 01.01.2017 =

Annual rent as at 31.12.2016 * index of net retail prices September 2016

                             Index of net retail prices September 2015

Subsequent adjustments will be calculated based on the same principle.

If indexation is not possible, the rent will instead be adjusted in accordance with the increase of a similar index or - if such index is not available - according to principles that are as similar as possible to the calculation of the index of net retail prices.

8.3

If decreases are made in the index of the net retail prices, the rent will not be reduced. The rent may not at any time amount to less than the initial rent, see clause 6.0, plus increases as a consequence of Lessor’s improvements.

9.0	Adjustment of the market rent

9.1

Notwithstanding the agreed adjustment in clause 8.0, both parties are entitled to claim that the rent be adjusted to market rent in accordance with section 13 of the Business Leases Act. However, for a period, both parties have waived the right to claim that the rent be adjusted according to the rules on market rent with the result that a market rent adjustment can be notified with effect from 30 September 2021 at the earliest.

The rent may not at any time amount to less than the initial rent, see clause 6.1, plus in-creases as a consequence of Lessor’s improvements.

”Market rent” shall mean the market rent defined in section 13 of the Business Leases Act, and it has been agreed that the “use” of the premises shall mean the general utility as office premises. When determining the market rent, importance must therefore be attached to the fact whether the premises - following a rebuilding, if any - may be leased to other industries.

When estimating the market rent, the improvements made by Lessee for its own account should be disregarded, irrespective of whether these improvements were made with Lessor’s approval, and any depreciations should therefore be considered written down, and these should therefore be disregarded when estimating the market rent.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

10.0	Deposit

10.1

Upon the signing of this Lease Agreement, Lessee shall pay a deposit equivalent to six months’ rent, DKK 3,284,375, see clause 6.0. The deposit serves as security for Lessee’s performance of this Lease Agreement and as security for Lessee’s obligations upon vacation.

10.2	The deposit will be adjusted with the result that it equals six months’ current rent at any time.

10.3

The deposit will be settled vis-á-vis Lessee after the termination of the Lease Agreement as soon as Lessor has established that the premises are surrendered in accordance with the Lease Agreement and as soon as any outstanding accounts are settled. Lessor is entitled to withhold an appropriate amount to cover Lessee’s payment of any liability according to the consumption and operating accounts prepared after the end of the ordinary accounting period.

10.4	The deposit will not carry interest.

11.0	Consumption accounts (heat and hot water, etc.)

11.1	Lessor is responsible for the supply of heat and hot water to the premises.

11.2

In addition to the rent, Lessee pays for the supply of heat and hot water and a share of the common consumption of district heating and hot water. The expenses are paid according to the consumption accounts prepared based on criteria laid down by Lessor. The consumption accounts are prepared collectively for all premises in the property.

11.3

Expenses for heat and hot water are calculated based on individual supply metres. All other expenses, variable and fixed, are included in the consumption accounts, and the premises’ share of the expenses for district heating and hot water in the common areas are calculated according to Lessor’s directions based on usual allocation principles, including area. Currently, the expenses are allocated based on weighted area:

Area	Area		Weighting in %	Weighted area	Lessee’s area		Lessee’s weighted share
Ground floor	Approx. 2,800 m	[2]	100%	2,800	141 m	[2]	141.0 m	[2]
1st to 6th floor	Approx. 9,000 m	[2]	100%	9,000	3,644 m	[2]	3,644.0 m	[2]
Basement	Approx. 3,800 m	[2]	50%	1,900	575 m	[2]	287.5 m	[2]

Total	Approx. 15,600 m	[2]		13,700	4,360 m	[2]	4,072.5 m	[2]

Lessor is entitled at any time to change the allocation principle if reasonably justified by alterations at the property.

Currently, Lessee’s share amounts to 4,072.5/13,700.

The allocation numbers will be adjusted on a current basis with the effect that they reflect the actual circumstances at the property.

11.4	The accounting period is 12 months and starts each year on 1 January.

11.5

Lessor may at four weeks’ notice change the accounting period and the allocation principle concerning the expenses for heat and hot water with the effect that future allocation is subject to another usual basis. However, a change of the accounting period may only result in an accounting period of minimum six and maximum 24 months.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

11.6

Appendix C1 has been attached to this Lease Agreement in accordance with section 5(3) of the Business Leases Act, cf. section 45(2), and specifies the estimated fuel expenses, provisions for renewals and other expenses included in the consumption accounts. At the effective date, the consumption accounts cover the following types of expenses: Expenses for district heating for heat and hot water based on individual metres, heat and hot water in the common areas, electricity for heat and hot water systems, janitor pay, including social contributions, and telephone and temporary replacements, fee to metre company, expenses for heat consultant/energy label, inspection, service contracts concerning heat and hot water systems, cleaning, repair and maintenance of heat and hot water systems, provisions for renewals and administration of the heating account of 5%.

At the effective date, the size of the provisions for renewal of the heat and hot water systems amounts to DKK 411,000 equivalent to DKK 30 per m2 weighted gross floor area, see Appendix C1. The amount will be adjusted each year at the expiry of the consumption accounts by the percentage increase of the index of net retail prices during the last 12 months prior to the expiry of the consumption accounts.

The annual amount on account for expenses according to the consumption accounts concerning heat and hot water amounts to DKK 440,410.

Lessor notes that the expenses in Appendix C1 are estimates. All increases of any kind and any new, unknown expenses relating to the property’s and the premises’ supply of heat and water will be imposed on Lessee. Lessor is entitled to increase the amount on account based on already existing and expected increases of the expenses stated.

11.7	The amount on account is payable each quarter in advance together with the rent, DKK 110,102.50.

11.8	If the expenses turn out to be significantly higher or lower, Lessor may adjust the amount on account at four weeks’ notice.

11.9	Lessor is not responsible for temporary interruptions in the heat and hot water supply, but is obligated to remedy such interruptions as soon as possible.

11.10	Lessor is entitled to interrupt the heat and hot water supply for up to one month in the summer period to allow for inspection of the system.

11.11	Lessee shall keep the premises frost-free.

12.0	Consumptions accounts (ventilation and climate systems)

12.1	In addition, Lessor provides exclusively to the majority of the premises ventilation and climate systems through existing and/or new systems according to the project description.

12.2

In addition to the rent, Lessee shall pay for the supply of ventilation and other expenses included in the accounts concerning ventilation and climate systems. The expenses are paid according to the accounts concerning ventilation and climate systems prepared based on criteria laid down by Lessor. The accounts concerning ventilation system are prepared separately to Lessee, who is the only user connected to this system, while Lessee pays a share of the expenses of the accounts concerning climate system.

12.3

The electricity consumption for the operation of the ventilation system will be settled directly between the utility company and Lessee, and the expense is therefore not included in the accounts concerning ventilation system.

12.4	The accounting period is 12 months and starts each year on 1 January.

12.5

Lessor may at four weeks’ notice change the accounting period and the allocation principle concerning the expenses for the ventilation and climate systems with the effect that future allocation is subject to another usual basis. However, a change of the accounting period may only result in an accounting period of minimum six and maximum 24 months.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

12.6

Appendices C2 and C2B have been attached to this Lease Agreement in accordance with section 5(3) of the Business Leases Act, cf. section 45(2), and specify the estimated ventilation expenses (including maintenance of the system, CTS, including mandatory service/supervision, service, CTS, etc., provisions for renewals, administration of the accounts of 3 % and other expenses included in the accounts concerning the ventilation system) and the estimated expenses for the climate system (including energy charge, electricity for pumps etc., fee to metre company, maintenance and CTS, etc., service and CTS, provisions for renewals, administration of the accounts and other expenses included in the accounts concerning the climate system).

At the effective date, the size of the provisions amounts to DKK 39.45 per m2 gross floor area for the accounts concerning the ventilation system, see Appendix C2, and DKK 1.63 per m2 gross floor area for the accounts concerning the climate system, see Appendix C2B. The amount will be adjusted each year at the expiry of the accounts by the percentage increase of the index of net retail prices during the last 12 months prior to the expiry of accounts concerning ventilation and climate systems.

The annual amount on account according to the accounts concerning

the ventilation system amounts to                                                             DKK 228,660

The annual amount on account according to the accounts concerning

the climate system amounts to                                                                   DKK 176,997

Lessor notes that the expenses in Appendices C2 and C2B are estimates. All increases of any kind and any new, unknown expenses relating to the property’s and the premises’ supply of ventilation and cooling will be imposed on Lessee based on the share that Lessee is to pay according to the accounts concerning ventilation and climate systems. Lessor is entitled to increase the amount on account based on already existing and expected increases of the expenses stated.

12.7	The amount on account concerning ventilation system is payable each quarter in advance together with the rent, DKK 57,165.

12.8	The amount on account concerning climate system is payable each quarter in advance together with the rent, DKK 44,249.25.

12.9	If the expenses turn out to be significantly higher or lower, Lessor may adjust the amount on account at four weeks’ notice.

12.10	Lessee shall keep the premises frost-free.

13.0	Electricity

13.1

In addition to the rent, Lessee shall pay for its own consumption of electricity, including charges and meter rent, directly to the utility company according to a separate meter. Expenses for electricity at common areas and provisions for renewals of the technical system are included in the property’s operating accounts, see clause 15.0.

14.0	Water

14.1	Lessor is responsible for the supply of water to the premises.

In addition to the rent, Lessee shall pay a share of the property’s total water consumption, including water and drainage charges and the water consumption at common areas. The expenses will be paid according to the water accounts, which will be based on criteria laid down by Lessor. Aggregate water accounts will be prepared for all premises at the property.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

14.2	The expenses will be calculated according to Lessor’s more detailed directions based on usual allocation principles, including area. Currently, the expenses are allocated based on weighted area:

Area	Area		Weighting in %	Weighted area	Lessee’s area		Lessee’s weighted share
Ground floor	Approx. 2,800 m	[2]	100%	2,800	141 m	[2]	141.0 m	[2]
1st to 6th floor	Approx. 9,000 m	[2]	100%	9,000	3,644 m	[2]	3,644.0 m	[2]
Basement	Approx. 3,800 m	[2]	50%	1,900	575 m	[2]	287.5 m	[2]

Total	Approx. 15,600 m	[2]		13,700	4,360 m	[2]	4,072.5 m	[2]

Lessor is entitled at any time to change the allocation principle if reasonably justified by alterations at the property.

Currently, Lessee’s share amounts to 4,072.5/13,700.

The allocation numbers will be adjusted on a current basis with the effect that they reflect the actual circumstances at the property.

14.3	The accounting period is 12 months and starts each year on 1 January.

14.4

Lessor may at four weeks’ notice change the accounting period and the allocation principle concerning the expenses for water with the effect that future allocation is subject to another usual basis. However, a change of the accounting period may only result in an accounting period of minimum six and maximum 24 months.

14.5

Appendix C3 has been attached to this Lease Agreement in accordance with section 5(3) of the Business Leases Act, cf. section 45(2), and specifies the estimated expenses for supply of water to the premises. At the effective date, the water accounts will include the following: water consumption, including drainage, fee to meter company, cleaning, epair and maintenance of water system, provisions for renewal of installations and administration of water accounts of 3%.

At the effective date, the size of the provisions for renewal of installations amounts to DKK 6,000 equivalent to DKK 0.44 per m2 weighted gross floor area, see Appendic C3. The amount will be adjusted each year at the expiry of the consumptions accounts by the percentage increase of the index of net retail prices during the last 12 months prior to the expiry of the operating accounts.

The annual amount on account for expenses according to the consumption account for heat and hot water amounts to DKK 47,764.18.

Lessor notes that the expenses in Appendix C3 are estimated. All increases of any kind and any new, unknown expenses relating to the propety’s and the premises’ supply of heat and hot water will be imposed on Lessee. Lessor is entitled to increase the amount on account based on already existing and expected increases of the expenses stated.

14.6	The amount on account is payable each quarter in advance together with the rent, DKK 11,941.01.

14.7	If the expenses turn out to be significantly higher or lower, Lessor may adjust the amount on account at four weeks’ notice

14.8	Lessor is not liable for temporary interruptions in the water supply, but is obliged to remedy such interruptions as soon as possible.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

15.0	Operating expenses

15.1

In addition to the rent, Lessee shall pay a share of the property’s operating expenses and any other expenses. Lessee’s share is calculated according to Lessor’s directions based on usual allocation principles, including area. Currently, the expenses are allocated based on weighted area, except for provisions for renewals of technical systems, which are calculated based on the expected life of these systems:

Area	Area		Weighting in %	Weighted area	Lessee’s area		Lessee’s weighted share
Ground floor	Approx. 2,800 m	[2]	100%	2,800	141 m	[2]	141.0 m	[2]
1st to 6th floor	Approx. 9,000 m	[2]	100%	9,000	3,644 m	[2]	3,644.0 m	[2]
Basement	Approx. 3,800 m	[2]	50%	1,900	575 m	[2]	287.5 m	[2]

Total	Approx. 15,600 m	[2]		13,700	4,360 m	[2]	4,072.5 m	[2]

Lessor is entitled at any time to change the allocation principle. Currently, Lessee’s share amounts to 4,072.5/13,700.

The allocation numbers will be adjusted on a current basis with the effect that they reflect the actual circumstances at the property.

At the effective date, the size of the provisions for renewal of technical systems amounts to DKK 320,000 equivalent to DKK 23.36 per m2 weighted gross floor area, see Appendix C4. The amount will be adjusted each year at the expiry of the operating accounts by the percentage increase of the index of net retail prices during the last 12 months prior to the expiry of the operating accounts.

15.2

If the property is requested to pay expenses relating only to one or a limited number of commercial lessees, these expenses are to be paid by the commercial lessee(s). Operating expenses relating specifically to the individual premises (including maintenance and renewal expenses) for systems that may be allocated to one or more lessees and which only benefit that or those lessees are charged separately from those lessees.

15.3

The operating accounts are prepared by Lessor and follow the calendar year. Additional payment or repayment will take place in connection with the next rent payment after forwarding of the operating accounts. Lessor may change the accounting period at four weeks’ notice. However, a change of the accounting period may only result in an accounting period of minimum six and maximum 24 months.

15.4

Appendix C4 is attached to this Lease Agreement under section 5(2) of the Business Leases Act to specify and estimate the size of the types of expenses included in the operating accounts. Upon the signing of the Lease Agreement, the operating accounts cover the following types of expenses: Insurance premiums, including fire and house owner’s insurance, industrial injury insurance and motor insurance, common refuse collection, etc., including operating expenses for machines, janitor, including social contributions, snow clearing, cleaning and maintenance of interior and exterior common areas etc., including graffiti control, maintenance and renewal of exterior lighting, common reference signs, exterior sunshades, cleaning of sewers, cleaning of windows, service contracts, including elevators, pumps, electrolysis, CTS, water and drainage charges, including fee for meter company, cleaning, repair and maintenance of water system, provisions for water system, administration of water accounts, electricity at common areas and facilities, repair/maintenance and operation of technical systems and operating equipment, including key systems, provisions for renewal of technical systems that are not covered by Lessee’s maintenance and renewal obligation, administration of operating accounts of 5% and houseowners’ association fees. See also clause 16.2.2. As regards property taxes and municipal charges, reference is made to clause 7.0 and Appendix C5.

Lessor notes that the expenses in Appendix C5 are estimates. The expenses are fixed based on Lessor’s best estimate, but Lessee has been made especially aware of the fact that the fixed amounts are subject to uncertainty due to Lessor’s recent acquisition of the property

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

and the fact that the property will be renovated and used for another purpose than previously. All increases of any kind and any new, unknown taxes and charges relating to the property’s and/or the premises’ operation will be imposed on Lessee. Lessor is entitled to increase the amount on account based on already existing and expected increases of the expenses stated. It is noted that the amounts stated in the operating accounts are estimates, and that the amounts will i.a. depend on the price development and the property’s consumption pattern.

15.5	The annual amount on account according to the operating
accounts amounts to DKK 557,888

The amount on account is payable each quarter in advance together with the rent, DKK 139,472. The first payment will be a proportionate payment until the beginning of the next quarter of the calendar year.

15.6	If the expenses turn out to be significantly higher or lower, the amount on account may be adjusted at four weeks’ notice.

Lessor will provide and forward valid energy label to Lessee. Upon the signing of this Lease Agreement, a valid energy label will be available, see Appendix D.

The expense for the energy label will be amortised in the operating accounts by 1/7 each year equivalent to the 7-year validity period.

16.0	Maintenance/ repair, renewals and cleaning

16.1	LESSOR’S obligation to maintain/ repair, renew and clean

16.1.1

Lessor is obligated to perform and pay the expenses relating to exterior maintenance, repair and renewal of the property’s bases, fronts, windows that cannot open, exterior window frames (excluding windows that open), roof and/or any other things that are related to the building envelope of the property.

16.1.2 All other exterior maintenance, repair, renewal, cleaning, care, including of garden, fences and surfaces, common entrance doors, etc. is to be ordered and performed by Lessor, and the expenses in this respect are included in the operating accounts and paid by Lessee, see Appendix C4.

16.2	LESSEE’S obligation to maintain/ repair, renew and clean

16.2.1

All interior maintenance/repair, renewal and cleaning of the premises, i.e. everything within the premises’ interior areas, including installations, are the responsibility of Lessee, irrespective of whether the fitting up or the installation has been paid by Lessee or Lessor.

Lessee shall ensure that the premises appear in a well-maintained condition at all time, and shall maintain and/or renew and clean i.a.:

Wall lining, floors, flooring, ceilings, windows that open, interior doors, interior sunshades, locks and key systems, door and window handles and fittings, power boards, power switches, light sources, water taps, toilet bowls, cisterns, wash bowls, drain traps, drains, radiator valves, roof terrace, including flooring, any installations used solely by Lessee, and kitchen hardware.

Lessee is responsible for all maintenance/repair, renewal and cleaning of entrance doors to the premises, swing doors, glass doors and door handles, own signs, electric signs, antennas, etc.

As part of the premises are subject to preservation, see above, this preservation must be taken into account in connection with the the maintenance/repair and renewal as both the property’s interior and exterior are preserved. The Heritage Agency of Denmark’s pamphlet “When the property is preserved” from 2004 is attached as Appendix E.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

Special refuse collection (e.g. of cardboard), other removal of lessee’s waste and interior window cleaning are the responsibility of Lessee.

16.2.2	Lessor orders and makes sure that the below work is performed for Lessee’s account, see Appendix C4:

•	Common refuse collection etc., including operating expenses for machines.

•	Snow clearing, gravelling and salting of common areas until entrance doors, gates, etc. • Cleaning and maintenance of exterior and interior common areas, fountain, etc.

•	Exterior window cleaning.

•	Servicing of elevators, pumps, electrolysis, CTS, etc.

•	Repair and maintenance and operation of technical systems, including elevators, ventilation and climate systems, sprinkler system, including machines and pumps, and operating equipment.

•	Other exterior maintenance, see clause 16.1.2.

Interior maintenance, repair, renewal and cleaning of common areas and installation will be performed by Lessor, and the expenses in this respect are included in the operating accounts, see Appendix C4.

The above expenses will be charged over the operating budget, see Appendix C4, and paid by Lessee.

16.2.3	Lessee shall pay its share of the costs in connection with renewal of common technical systems charged by way of provisions over the operating budget, see Appendix C4.

16.3

Lessor has access to the premises at least once a year at 14 days’ notice at a reasonable time in order for Lessor’s representative to inspect the premises for the purpose of establishing whether Lessee has met its maintenance obligation. Lessor has access at all times to the premises’ shares of the common areas, including access roads, stairways, shelters, heating station and janitor’s office, etc.

16.4	Lessor is entitled to initiate works both at and outside the premises in accordance with the rules of part 5 of the Business Leases Act.

17.0	Sublease

17.1	Lessee is entitled to sublease the premises in whole or in part to a sublessee approved in advance by Lessor in writing, for the same use as that of clauses 3.1 and 3.2.

17.2

Lessor may refuse approval of a sublessee for reasons that are usual for a lessor in case of sublease, in particular the sublessee’s financial capability and professional qualifications. In case of sublease to other than a legal entity, the general manager’s personal and professional qualifications and security for his permanent attachment to the sublessee will also be taken into account – in addition to lessee’s financial qualifications.

17.3

Notwithstanding clauses 17.1 and 17.2, Lessee will be entitled to sublease the premises in whole or in part to affiliated companies. If the affiliated company is not longer an affiliated company, the right to sublet will end according to clause 17.3, and the relation must be considered based on clauses 17.1 and 17.2.

17.4

The right to sublet is conditional on Lessee forwarding for Lessor’s approval a confirmed copy of the written agreement between Lessee and sublessee no later than four weeks’ prior to the effective date of the sublease.

Further, the right to sublet is conditional on Lessor receiving documentation no later than four weeks’ prior to the effective date of the sublease as to the identification of sublessee, including financial capability and professional qualifications, industry and that sublessee’s daily manager will be available for a meeting with Lessor.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

17.5	Exterior areas and parking places are not subject to separate sublease.

17.6

Payment of rent and other money liabilities as between the parties, reading of consumption metres and reimbursements, etc. are of no concern to Lessor as it is noted that Lessee is still obligated vis-á-vis Lessor in accordance with the provisions of this Lease Agreement.

17.7	Sublease may not take place at a lower rent than the rent paid in accordance with this Lease Agreement.

18.0	Assignment and resumption

18.1	Lessee is not entitled to assign or resume the lease.

If Lessee is a legal person, transfer of 50 % or more of the legal person’s ownership interests will be considered assignment, unless the assignment is part of a business transfer.

18.2	However, transfer of Lessee’s ownership interests will not be considered an assignment if the transfer is made to affiliated companies.

18.3	Notwithstanding clause 18.1, Lessee will be entitled to assign the premises to affiliated companies.

18.4

In case of assignment or transfer according to clause 18.2 and/or clause 18.3, Lessee acts as guarantor assuming primary liability for the performance of all obligations. If the group-relation ends, the lease will revert to Lessee. If not, it will be considered a wrongful assignment according to clause 18.1.

19.0	Changes

19.1	In addition to the usual installations, cf. section 37 of the Business Leases Act, Lessee may not without Lessor’s prior written consent make any changes or rebuilding of the premises.

19.2	Lessee may not without Lessor’s prior written consent make any changes or rebuilding of the premises that will impact the components of the building.

19.3

Prior to all construction works, Lessee shall send to Lessor a copy of the project material in connection with the changes or the rebuilding, which does not imply that Lessor will become liable for the changes’/rebuilding’s legality.

19.4

Lessee obtains and pays for all expenses relating to regulatory approvals in connection with the construction work. Lessor is entitled and obligated to send an application in this respect to the local building authority if Lessor has consented according to clause 19.2.

19.5	All construction work must be performed by recognised construction companies that are personally owned and registered for VAT.

19.6

Any measures for fire protection, rebuilding, redecoration and fitting up required by the building authorities are to be paid by Lessee. Lessee shall notify Lessor about such measures. If Lessee does not observe the authorities’ requirements, Lessor may have such measures performed for Lessee’s account.

19.7

Lessee is responsible for ensuring that all changes or rebuilding of the premises are performed in accordance with applicable legislation and other requirements from public authorities and/or concessionary companies. As part of the premises is subject to preservation, see above, certain changes or rebuilding will, in addition to Lessor’s prior written approval, require approval from the Danish Agency for Culture. In that case, Lessor shall participate positively.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

19.8

Lessee’s work in connection with the changes or rebuilding and redecoration and fitting up of the premises may not cause any inconvenience to the other lessees at the property, and Lessee shall comply with Lessor’s directions.

19.9	As a condition for approving a change or rebuilding, Lessor may demand that Lessee provides a bank guarantee or similar security for restoration if the rebuilding is not completed.

19.10	In addition, Lessor may demand an increase of the deposit, see clause 10.0, in security of restoration on vacation of the premises.

19.11	When assessing the rent compared to the market rent, improvements performed by Lessee should be disregarded, also even if these were performed with Lessor’s approval under this clause.

20.0	Signs etc.

20.1

Signs, mounting of canopies, sun shields, sun blinds, illuminating advertisement, antennas, satellite dishes, key boxes, interior signs, fitting up, arrangements in windows and the like, which may affect or change the façade appearance or impression must be approved by Lessor in writing. Any form of covering of windows or mounting of signs in windows facing Løvstræde and Valkendorfsgade or the courtyard is considered mounting of signs. Lessor’s decision as to whether approval may be given must be made as soon as possible and no later than 14 days after Lessor’s receipt of complete material from Lessee, the month of July is excluded.

20.2	Lessee shall for its own account obtain the approval of public authorities prior to the mounting of signs etc. Lessee shall forward copies of such approvals to Lessor.

20.3	Upon termination of the Lease Agreement, Lessor may demand that Lessee makes restoration for its own account.

20.4

Lessor may demand that Lessee provides additional deposit or demand guarantee provided by a recognised Danish financial institution on terms approved by Lessor in security of restoration of the installation and any claims for damages that may relate to the installation.

20.5

Notwithstanding whether a part of the property’s common areas is included in the gross area of the premises, Lessor is entitled, to a reasonable extent, to make arrangements with regard to the said common areas, including, inter alia, for lease of advertising spaces, mobile antennas, etc. Lessor’s right to enter into commitments covers interior as well as exterior common areas.

21.0	Surrender

21.1

No later than at 12:00 on the last weekday of the month when the premises are to be vacated, Lessee must surrender the premises and everything related thereto. Buildings and fixtures and fittings and installations of any kind whatsoever shall remain Lessor’s property.

21.2

Lessee shall make restoration of changes or rebuilding, including restoration of changes or rebuilding taken over from previous lessee in connection with its assignment of the premises, unless Lessor has given its written consent that restoration is not to be made upon vacation.

21.3

As the premises are taken over newly redecorated, see clause 4.1, the premises must be surrendered redecorated and cleaned, see the project description, Appendix B1. The redecoration must include as a minimum:

•	Painting in white of all painted walls and paintable ceilings.

•	Painting of all woodwork, including panels, door and window frames, etc.

•	Painting of other interior building parts, if maintenance thereof rests on Lessee.

•	Redecoration of roof terraces.

•	Replacement of carpets.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

•	Sanding and treatment of wooden floors (sanding and finish/oil), however, replacement thereof if the floors still appear stained and discoloured or have other damages after the treatment.

•	Treatment of tile and concrete floors.

•	Replacement of vinyl/linoleum floors.

•	Replacement of any stained, discoloured ceiling sheets.

•	Cleaning of ventilation systems.

•	Inspection and adjustment of all doors, windows and cabinet doors, etc.

•	Control of all plumbing installations and kitchen hardware.

•	Inspection and adjustment of solar screening.

•	Window cleaning.

•	Control of all light sources in fixed installations.

•	Control and servicing of technical installations by way of service rapports from authorised company. The report should not be more than three months old.

•

If Lessee has installed an alarm system or a key box, this must be removed and restoration must be made for Lessee’s account, unless Lessor has stated that Lessor will take over the system/key box free of charge.

Lessee shall also perform any other work necessary in order for the premises to appear in the same condition as upon takeover, and with the result that the premises are ready to be leas-ed to a new lessee immediately and with no expenses for Lessor.

21.4

Lessor may demand that the value of the maintenance, renewal and restoration obligations resting on Lessee be calculated at the date of termination and converted into an amount payable by Lessee to Lessor in cash. If Lessor exercises this right, Lessee will therefore not be entitled to arrange for redecoration, renewal or restoration after the termination of the Lease Agreement. The conversion into a cash amount will be made on the basis on an offer obtained by Lessor. Lessee is entitled to obtain an alternative offer, and if this offer is cheaper, it will form the basis of the calculation of the amount that Lessee is to pay to Lessor, see, however, clause 21.11. Lessee shall pay the cash amount, irrespective of whether Lessor decides that the maintenance/redecoration work is not to be performed, and notwithstanding the reason, e.g. due to sale, demolition, rebuilding, alteration of layout or use of the premises, etc. The above applies irrespective of whether the price obtained in connection with a subsequent sale might remain unaffected by the maintenance/redecoration work not being performed. The above also applies irrespective of whether the rent in case of re-letting to another lessee might remain unaffected by the maintenance/redecoration work not being performed.

21.5

No later than at the termination of the Lease Agreement, Lessee and Lessor will make an inspection of the premises in a tidy and clean state for the purpose of establishing the defects to be remedied, and Lessor will prepare a vacation report, which is to be approved by both parties. Further, Lessee and Lessor will jointly take readings of the supply metres, and Lessor will notify the supply utilities about Lessee’s vacation.

21.6

As soon as the inspection has been carried out, Lessee may not initiate the work stated in the report. Lessee shall pay the calculated amounts, see the offers. In that case, Lessor will evaluate which redecoration and restoration work Lessor will have performed after the termination of the Lease Agreement.

21.7

Further, Lessor may demand payment of rent and other payments under this Lease Agreement for the reasonable period spent or expected to be spent on the redecoration, but maximum three months. Lessor may demand the above payment irrespective of whether the redecoration is carried out. When carrying out the redecoration, Lessor shall promote this work as much as possible.

21.8	The parties agree that the time limit stated in section 74(2) of the Business Leases Act is changed from four to six weeks.

21.9	No later than at the termination of the Lease Agreement, Lessee shall hand over all keys and systems for locks and give Lessor access to recoding of control systems, access cards, etc.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

21.10	No later than eight days before vacation, Lessee must provide Lessor with the address to which notifications to Lessee may be sent following Lessee’s vacation of the premises.

21.11

If the parties cannot agree on the extent of Lessee’s work according to the vacation report, each party is entitled to request the Building and Construction Arbitration Board to appoint an expert as soon as possible with special knowledge of redecoration and maintenance work as regards real estate. Without undue delay and without awaiting the questionnaires of both parties, the expert shall:

a)	Describe the premises’ state of repair.

b)

Decide on the extent and costs of Lessee’s redecoration, maintenance and restoration of the premises with the result that the premises are delivered in a state described in detail by one party or both.

c)	Decide whether offers obtained from workmen are reasonable.

d)	If necessary, decide on the quality of the work performed.

e)	Describe illegal installations and fitting up, if any.

f)	Answer any supplementary questions made by one party or both prior to the expert opinion.

With binding effect on both parties, the expert will make a final decision on the above, but will not make any decision as to legal questions. The expenses relating to the expert will be paid by Lessee.

22.0	Liability and risk

22.1	Lessor shall arrange for building and fire insurance of the property. The expenses in this respect will be charged over the operating accounts, see clause 15.4.

Lessee shall take out all other insurances and arrange for taking out usual general liability insurance covering, inter alia, fire, theft, fixed glass and sanitary fixtures, loss of goodwill and operating losses prior to the effective date, i.e. prior to the fitting up of the premises with furniture and equipment etc. and warehouse.

22.2	Lesse is liable in damages for any damage – including accidental damage – caused to the premises, the property as a whole or to a third party as a consequence of Lessee’s installations or rebuilding.

23.0	VAT

23.1	The property will be voluntarily registered for VAT prior to the effective date.

Consequently, all Lessee’s money liabilities will be subject to VAT according to the Lease Agreement.

VAT is a money liability as between the parties and must be paid at the same time as the other payments under this Lease Agreement.

Lessor is entitled at any time to cancel the VAT registration.

24.0	Anti-corruptions clause

24.1	According to agreement between the parties, the anti-corruption clause attached as Appendix F constitues an integral part of this Lease Agreement.

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015

Commercial Lease Agreement

25.0	Disputes

25.1	Any dispute in connection with the Lease Agreement must be brought before the Copenhagen Housing Tribunal as the court of first instance.

However, disputes as a consequence of Lessee’s vacation (Lessee’s redecoration obligation), see clause 21.11, will be settled with final and binding effect in accordance with the rules of procedure in force from time to time of the the Building and Construction Arbitration Board.

Disputes are to be settled according to Danish law irrespective of applicable choice-of-law rules.

26.0	Registration

26.1	Lessee is entitled for its own account to have the Lease Agreement registered on the property respecting current and future covenants and encumbrances.

26.2	Upon termination of the lease, Lessee shall cancel the Lease Agreement from the register.

Where cancellation has not been effected within 14 days after the termination of the Lease Agreement, Lessor may make the cancellation for Lessee’s account, as Lessee’s written termination or the bailiff’s endorsement on the basis of enforcement on eviction may form the basis of the cancellation.

27.0	Money liability as between the parties

27.1	Payments according to the Lease Agreement are money liabilities as between the parties, including, but not limited to payments according to clauses 6.0-15.0.

28.0	General provisions

28.1	The Lease Agreement also includes Appendices A-F, which are deemed to constitute an integral part hereof.

28.2	Any agreements concerning this lease entered into before or after the conclusion of the Lease Agreement must be written addenda to this Lease Agreement in order to apply as between the parties.

28.3	Unless otherwise agreed between Lessee and Lessor or provided in this Lease Agreement, the provisions of the Business Leases Act as amended shall apply.

28.4

In connection with the signing of the Lease Agreement, Lessee confirms to have been informed about the check list issued by the Ministry of Housing and Urban Affairs, see Appendix F, and to have been requested to seek expert assistance.

Copenhagen, 4 / 9 2015	Copenhagen, 2 / 9 2015

Lessor: PFA Ejendomme A/S	Lessee: Unity Technologies ApS

/s/ Rikke Kampmann /s/ Michael Hansen Rikke Kampmann/Michael Hansen according to a power of attorney from Anders Damgaard and Michael Bruhn	/s/ Lars Kristian Runov Lars Kristian Runov (REMEMBER abstract of signature authorisation agreement)

Unity Technologies ApS, lese no. 1-75531-4-2, 1 September 2015